EXHIBIT 10-4-7

TEGNA INC.
DEFERRED COMPENSATION PLAN
RULES FOR POST-2004 DEFERRALS
Restated as of January 1, 2005

Amendment No. 6

Effective December 8, 2015, TEGNA Inc. hereby amends the TEGNA Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals, restated as of January 1, 2005 (the “Plan”), in the following respects:

1.	The Plan is amended by adding the following new Section 2.12A after the current Section 2.12:

2.12A	Deferrals of Restricted Stock or Restricted Stock Units by Directors made on or after December 8, 2015
Effective for Director deferrals made on or after December 8, 2015, a Director whose fees for a Term may be paid in the form of Restricted Stock or Restricted Stock Units may elect to defer such Restricted Stock or Restricted Stock Units in accordance with such guidelines and restrictions as may be established by the Committee and in accordance with the general terms of this Plan and Section 409A, subject to the following, which shall supersede any provision in the Plan to the contrary with respect to such deferrals:

(a)
An election to defer Restricted Stock or Restricted Stock Units must be made in accordance with Section 2.5 of the Plan and Section 409A. The deferral election may be made for all or a portion of the Restricted Stock or Restricted Stock Units that would have otherwise been awarded.

(b)
An election to defer Restricted Stock or Restricted Stock Units shall constitute a direction by the Director to have the Company, in lieu of currently issuing shares of Restricted Stock or an award of Restricted Stock Units, defer under this Plan an amount equal to the value of the Restricted Stock or Restricted Stock Units, subject to the election as determined at the time of the award. The Restricted Stock or Restricted Stock Units deferred by a Director under this Plan for a Term shall be credited as units of stock to a separate sub-account within the Director’s Deferred Compensation Account. The vesting rules that would have applied to the Restricted Stock or Restricted Stock Unit award that was deferred

EXHIBIT 10-4-7

under the Plan shall apply to the sub-account attributable to such award.

(c)
Restricted Stock or Restricted Stock Units deferred under the Plan shall be deemed invested in the TEGNA stock fund during the entire deferral period and the Director shall not have the right to reallocate such deemed investment to any of the other investment options otherwise available under the Plan.

(d)
At the time an election to defer Restricted Stock or Restricted Stock Units is made, the Director shall elect the time and form of payment of such deferral and earnings thereon in accordance with Section 2.9 of the Plan. Payments shall be made in shares of Company common stock.

(e)
Any portion of a Director’s Deferred Compensation Account attributable to deferred Restricted Stock or Restricted Stock Units, whether or not vested, shall not be available for early withdrawal under Section 2.9(g) of the Plan.

This Section 2.12A shall not apply to or affect deferrals of Restricted Stock made before December 8, 2015.

2.	Except to the extent amended herein, the Plan remains in full force and effect.

IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of December 8, 2015.

TEGNA INC.

By:	/s/ Kevin E. Lord
Name:	Kevin E. Lord
Title:	Senior Vice President and Chief Human
Resources Officer